STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of April _____, 2005, by and between SkyLynx Communications, Inc., a Delaware corporation, (the "Seller") and OrbiLynx Communications, Inc., a Florida corporation (the "Buyer").

        This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller 750 shares of the issued and outstanding common stock (the "Shares") of SkyLynx Communications de Costa Rica, S.A. (the "Company"), representing seventy-five percent (75%) of the issued and outstanding Shares of common stock of the Company.

        In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

SALE OF THE SHARES

        Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling and transferring the Shares to the Buyer at the closing provided for below, free and clear of all liens, charges, or encumbrances of whatsoever nature.

        Consideration. Consideration for the purchase of such Shares shall be as follows:

                a.     The cancellation by Buyer of $188,503 of indebtedness owed by Seller and/or its subsidiaries to Buyer and certain affiliates as follows:

$ 130,262	Gus Yepes compensation and expenses due as of March 31, 2005.
30,000	Gus Yepes agreement ninety (90) days cancellation provision.
6,055	Gus Yepes purchase of equipment from Brightstar on behalf of the Company March 15, 2005.
700	Import fees paid by Gus Yepes on behalf of the Company.
2,000	Gus Yepes loan for operations to the Company in February and March 2005.
6,000	Owed to Ray Clark by Seller per Agreement.
10,000	Pluris loan to Seller.
3,486	Bob Francis' purchase of equipment from Brightstar on behalf of the Company on February 17, 2005.
$ 188,503

                            b.     The payment of $61,497 in cash or check by Buyer to Seller.

                            c.     A two (2) year promissory note in the amount of $50,000.00 payable to Seller by Buyer. Such note will bear interest at the rate of five percent (5%) per annum with interest and principal payable at maturity. A form of the note is attached hereto as Exhibit A.

                            d.     Assignment by Seller to Buyer of all rights and interest in all monies owed by the Company to Seller at the time of Closing carried on the Chart of Accounts, Account Number 501.

Closing. The closing of the purchase and sale of the Shares (the "Closing") shall be held on April _____, 2005 (the "Closing Date") at the offices of Williams Schifino Mangione & Steady, P.A., One Tampa City Center, Suite 2600, Tampa, Florida 33602, unless otherwise agreed by the parties.

At the Closing, the Buyer shall deliver the following to the Seller: (i) an executed copy of this Agreement; (ii) US $61,497 by cash or check; and (iii) an executed copy of the promissory note.

At the Closing, the Seller shall deliver to the Buyer: (i) an executed copy of this Agreement; and (ii) certificates for the Shares accompanied by an executed stock power, in the form as attached hereto as Exhibit B, transferring such Shares to Buyer.

REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER

Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows: (a) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against each Seller in accordance with its terms; (b) neither the execution and delivery by the Seller of this Agreement, nor the performance of the transactions to be performed by the Seller hereunder, will require any filing, consent or approval by a third party or constitute a default under (i) any regulation or court order to which the Seller is subject, or (ii) any contract or other document to which the Seller is a party or by which the properties or other assets of the Seller may be subject; (c) the Seller is the record and sole beneficial owner of the Shares, free and clear of all encumbrances; (d) upon completion of the transactions at the Closing, the Buyer shall receive valid title to the Shares, free and clear of all encumbrances; and (e) the Seller has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement.

Representations and Warranties of the Buyer. Buyer represents and warrants to the Seller as follows: (a) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms; and (b) neither the execution and delivery by the Buyer of this Agreement, nor the performance of the transactions to be performed by the Buyer hereunder, will require any filing, consent or approval by a third party or constitute a default under (i) any regulation or court order to which the Buyer is subject, or (ii) any contract or other document to which the Buyer is a party.

SURVIVAL AND INDEMNIFICATION

Survival. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

Indemnification. The Buyer shall indemnify, defend and hold harmless the Seller and its directors, officers, employees, agents, and representatives and the Seller and the Seller shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, agents and representatives from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney's and other fees, arising out of or in any way connected to any breach by any party of any of the representations, warranties, covenants or agreements of such party set forth in this Agreement. The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before one hundred eighty (180) days from the Closing Date.

MISCELLANEOUS

Releases. The parties hereto will execute general releases, the form of which is attached hereto as Exhibit C.

Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its provisions concerning conflict of laws.

                                                                                            SELLER                                                                                               SkyLynx Communications, Inc.

                                                                                            By: _____________________
                                                                                            Gary Brown, President

                                                                                            BUYER
                                                                                            OrbiLynx Communications, Inc.

                                                                                             By:______________________
                                                                                             Gustavo A. Yepes, President

EXHIBIT A

FORM OF PROMISSORY NOTE

$50,000.00	April _____, 2005

        FOR VALUE RECEIVED, the undersigned, OrbiLynx Communications, Inc., a Florida corporation ("Maker"), promises to pay to the order of SkyLynx Communications, Inc., a Delaware corporation ("Payee"), in immediately available funds and lawful money of the United States of America, the principal sum of FIFTY THOUSAND DOLLARS ($50,000.00), together with interest computed from the date of this Note until the Maturity Date (defined below), at an annual rate equal to five percent (5%).

        The principal of this Note, together with interest, shall be due and payable on or before April ____, 2007 (the "Maturity Date"). The Maker shall have the right from time to time to prepay this Note, together with interest accrued to the date of payment, in whole or in part. Any such prepayment may be made without a premium or penalty.

        IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the day and year first written above.

                                                                                                OrbiLynx Communications, Inc.

                                                                              By:________________________
                                                                              Gustavo A. Yepes, President

EXHIBIT B

STOCK POWER

        For value received, SkyLynx Communications, Inc. (the "Stockholder") hereby sells, assigns and transfers unto OrbiLynx Communications, Inc. 750 shares of common stock of SkyLynx Communications de Costa Rica, S.A. (the "Company") standing in the Stockholder's name on the books of the Company by Certificate No. _________ herewith and the Stockholder hereby irrevocably constitutes and appoints the Secretary of the Company attorney-in-fact, with full power of substitution, to transfer said stock as indicated above on the books of the Company.

                                                                                            SkyLynx Communications, Inc.
Witness:

_______________________________                            By: ________________________
                                                                                                Gary Brown, President

EXHIBIT C

FORM OF MUTUAL RELEASE

        THIS MUTUAL RELEASE (the "Release") is entered into this _______ of April 2005 by and between OrbiLynx Communications, Inc., a Florida corporation, SkyLynx Communications de Costa Rica, a Costa Rican corporation, and Gustavo A. Yepes (collectively "Party A") and SkyLynx Communications, Inc., a Delaware corporation ("Party B"). This Release is being executed in connection with a Stock Purchase Agreement (the "Agreement") effective as of April _____, 2005 (the "Effective Date") by and between OrbiLynx Communications, Inc. and SkyLynx Communications, Inc. Each Party acknowledges that the other Party is relying on this Release in consummating the Agreement. Each Party, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, hereby agrees as follows:

1.         Party A and Party B each hereby releases and forever discharges the other Party and each of their respective individual, joint or mutual, past, present and future representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Party now has, has ever had or may hereafter have against the other Party arising contemporaneously with or prior to the Effective Date, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Date, including, but not limited to, any rights to indemnification or reimbursement from the other Party, whether pursuant to their respective organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Date; provided, however, that nothing contained herein shall operate to release any obligations arising under the Agreement.

2.         Each Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the other Party, based upon any matter purported to be released hereby.

3.         Without in any way limiting any of the rights and remedies otherwise available to any Party, each Party shall indemnify and hold harmless the other Party from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of either Party of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against a Party, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the other Party against such third party of any claims or other matters purported to be released pursuant to this Release.

4.         If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.         Each party to this Release acknowledges that the execution of this Release is not based upon the representations or statements of any kind made by the other party.

6.         The terms of this Release will be construed in accordance with applicable Florida law. The parties further agree that any dispute arising hereunder shall be subject to jurisdiction and venue in Hillsborough County, Florida, and the prevailing party in any litigation arising out of this Release shall be entitled to recover their attorneys' fees and costs.

WITNESSES:	OrbiLynx Communications, Inc., a Florida corporation

___________________________________	By: ______________________________
___________________________________	Name:
Its:

WITNESSES: S.A.	SkyLynx Communications de Costa Rica, a Costa Rican corporation

__________________________________	By: ________________________________
__________________________________	Name: Its:

WITNESSES:	Gustavo A. Yepes

_________________________________
_________________________________ Printed Name	___________________________________

WITNESSES:	SkyLynx Communications, Inc., a Delaware corporation

_________________________________	___________________________________
_________________________________ Printed Name	By: Gary Brown Its: President